EXHIBIT 99.1

OAKWOOD HOMES CORPORATION AUTHORIZED TO SEEK APPROVAL OF
REORGANIZATION PLAN - OBTAINS COMMITMENT FOR EXIT FINANCING

Contact:	Douglas R. Muir
(336) 664-2400

GREENSBORO, N.C., October 3, 2003 - Oakwood Homes Corporation (OTC: OKWHQ) announced today that the United States Bankruptcy Court has entered an order approving the Company’s disclosure statement and authorizing the Company to solicit a vote of its creditors to approve the Company’s proposed plan of reorganization.

Myles E. Standish, Chief Executive Officer, commented: “Obtaining the Court’s permission to seek approval of the Company’s reorganization plan is one of the final steps in our efforts to emerge from Chapter 11. The reorganization plan provides for the conversion of the Company’s $303 million of senior unsecured debt, its guarantees of principal and interest on $275 million principal amount of subordinated REMIC securities and certain other unsecured indebtedness into 100% of the Company’s post-restructuring common shares. The reorganization plan also provides for the conversion of the Company’s existing common shares into out-of-the-money warrants to purchase approximately 10% of the post-restructuring common shares.

“Under our plan, Oakwood would emerge from bankruptcy free of substantially all long-term debt. Moreover, while in bankruptcy the Company has streamlined and strengthened its operations, closed poorly performing units and exited less desirable markets. Upon emergence, the Company should be a strong industry competitor, well positioned to capitalize on the eventual recovery in the manufactured housing industry, and with the resources to operate with stability until industry conditions improve.

“Throughout the bankruptcy process, we have worked closely with the Official Committee of Unsecured Creditors, and are pleased that the Committee is urging all the Company’s unsecured creditors to vote in favor of the reorganization plan. We appreciate the Committee’s assistance, counsel and support.”

The Company plans to distribute soon the disclosure statement and ballot to those bankruptcy claimants entitled to vote on the plan, and to target a confirmation hearing before the Court in late November.

Implementation of the proposed plan is subject to certain conditions, including closing new financing facilities to enable the Company to pay the costs of exiting bankruptcy and to provide for the Company’s short-term liquidity and credit support needs post-emergence. The Company has received from Greenwich Capital Financial Products, Inc. a commitment letter for $250 million in exit financing to replace both the Company’s debtor-in-possession credit facilities and the loan purchase facility that provides short-term liquidity for warehousing loans in the consumer finance company.

“We are pleased to be taking this big step forward in moving to conclude the bankruptcy case,” Standish concluded. “We are very appreciative of the ongoing support and confidence of the Committee, our creditors, suppliers, retail customers, independent retailers and employees.”

Oakwood Homes Corporation and its subsidiaries are engaged in the production, sale and financing of manufactured housing throughout the United States. The Company’s products are sold through Company-owned stores and an extensive network of independent retailers.

This press release contains certain forward-looking statements and information based on the beliefs of the Company’s management as well as assumptions made by, and information available to, the Company’s management. These statements include, among others, statements relating to the Company’s expectation that the Company will successfully solicit its creditors and confirm the its reorganization plan; the expectation that the Company will be able to emerge from bankruptcy by the end of November; the expectation that exit financing facilities will be provided under the terms and conditions outlined in the amended Plan and Disclosure Statement; and the Company’s belief that the manufactured housing industry eventually will recover.

These forward-looking statements reflect the current views of the Company with respect to future events and are subject to a number of risks, including, among others, the following: competitive industry conditions could further adversely affect sales and profitability; the Company may be unable to access sufficient capital to fund its operations; the Company may not be able to securitize or sell its loans or otherwise obtain capital to finance its retail sales and financing activities; the Company may recognize special charges or experience increased costs in connection with its securitization or other financing activities; the Company may recognize significant special expenses or charges or experience increased costs in connection with restructuring activities or the reorganization; the Company may not realize anticipated benefits associated with its restructuring activities (including the closing of underperforming sales centers); adverse changes in governmental regulations applicable to its business could negatively impact the Company; it could suffer losses resulting from litigation (including shareholder class actions or other class action suits); the Company could experience increased credit losses or higher delinquency rates on loans originated; negative changes in general economic conditions in markets could adversely impact the Company; the Company could experience lower recovery rates than anticipated on the sale of repossessions; the Company could lose the services of key management personnel; and any other factors that generally affect companies in bankruptcy proceedings or in these lines of business could also adversely impact the Company.

In addition, the views of the Company are subject to certain risks related to the Chapter 11 bankruptcy proceedings, including the Company may not be able to continue as a going concern; the Company’s debtor-in-possession and other financing activities may be terminated or otherwise may not be available for borrowing; the Company may not be able to securitize or sell the loans that it originates or otherwise finance its loan origination activities; the Company may not be able to obtain the Court’s approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the Company may not be able to confirm or consummate one or more plans of reorganization with respect to the Chapter 11 cases; third parties may seek and obtain Court approval to terminate or shorten the exclusivity period that the Company has to propose and confirm one or more plans of reorganization; the Company may not be able to obtain and maintain normal terms with vendors and service providers; the Company may not be able to maintain contracts that are critical to its operations; the Chapter 11 cases may have an adverse impact on the Company’s liquidity or results of operations; and the Company may not receive the financing it requires to emerge successfully from bankruptcy.

Should the Company’s underlying assumptions prove incorrect or should one or more of the risks and uncertainties materialize, actual events or results may vary materially and adversely from those described herein as anticipated, expected, believed or estimated.

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